Enterprise Accumulation Trust Funds, Inc.
Attachment for Sub-Item 77O
10f-3 Transactions
For the Period January 1, 2004 through June 30, 2004


FUND Enterprise Capital Appreciation Fund
OFFERING Wynn Resorts
DATE 05/07/04
BROKER Deutsche Bank Securities Inc.
PRICE $38.75
PAR/SHARES 36,000
% OF OFFERING 0.05%
% OF ASSETS 0.30%
SYNDICATE MEMBER Bank of America LLC